                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)

                              INFORMATION STATEMENT
                        PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)1



                                 SAGEBRUSH, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   786680 10 8
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                                 (CUSIP Number)

















         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages
                       (Cover Page continued on page 2)

                                       13G

CUSIP No. 786680 10 8                                          Page 2 of 5 pages
          -----------




================================================================================
    1      NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Charles F. Connor, Jr./###-##-####
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                      (a)  [ ]
                                                                      (b)  [ ]

--------------------------------------------------------------------------------
    3      SEC USE ONLY


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    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER
      NUMBER OF
        SHARES                     1,504,241
       BENEFI-
        CIALLY         ---------------------------------------------------------
       OWNED BY             6      SHARED VOTING POWER
         EACH
      REPORTING                             0
        PERSON         ---------------------------------------------------------
         WITH               7      SOLE DISPOSITIVE POWER

                                   1,504,241
                       ---------------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                            0

--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,504,241
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES (See Instructions)
                                                                           [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           23.9%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

           IN
================================================================================

ITEM 1.

         (a)      Name of Issuer:  Sagebrush, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           112 Main Street, P.O. Box 730
                           Claremont, North Carolina  28610

ITEM 2.

         (a)      Name of Person Filing:  Charles F. Connor, Jr.

         (b)      Address of Principal Business Office or, if none, Residence:

                           112 Main Street, P.O. Box 730
                           Claremont, North Carolina  28610

         (c)      Citizenship:  United States

         (d)      Title of Class of Securities:  Common Stock

         (e)      CUSIP Number:  786680 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                           Not applicable.

ITEM 4.  OWNERSHIP

                  See blocks 5 through 11 of the Cover Page. Such amounts include 44,218 shares held by Mr. Connor's wife and 50,000 shares held by County-Wide Insurance Agency, Inc., a corporation of which Mr. Connor is the majority shareholder. Such amounts exclude an aggregate of 181,796 shares held by Mr. Connor's adult children who do not reside in his household and Mr. Connor's sister. Mr. Connor disclaims beneficial ownership of such shares, and this Schedule 13G shall not be construed as an admission that Mr. Connor is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the owner of such shares.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                           Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                           Not applicable.

ITEM 10. CERTIFICATION

                           Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    February 7, 1997
                                               --------------------------
                                                           Date


                                               /s/ Charles F. Connor, Jr.
                                               --------------------------
                                                       Signature


                                                Charles F. Connor, Jr.
                                               --------------------------
                                                          Name